UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 25, 2011

Teledyne Technologies Incorporated
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15295 (Commission File Number)	25-1843385 (I.R.S. Employer Identification No.)

1049 Camino Dos Rios Thousand Oaks, California (Address of principal executive offices)	91360-2362 (Zip Code)
Registrant’s telephone number, including area code: (805) 373-4545
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     On February 25, 2011, Teledyne Technologies Incorporated (the “Company”), as a borrower and a guarantor, entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and certain other lenders named therein. Teledyne Limited and Teledyne DALSA, Inc., subsidiaries of the Company, are also designated borrowers under the Credit Agreement. In addition, Teledyne Brown Engineering, Inc., Teledyne Instruments, Inc. and Teledyne Scientific & Imaging, LLC, each of which is a subsidiary of the Company, are guarantors.
     Pursuant to the Credit Agreement, the lenders provide commitments totaling $550.0 million in aggregate principal amount through a termination date of February 25, 2016. As part of this new credit facility, the Company’s prior Amended and Restated Credit Agreement dated as of July 14, 2006, as amended, for $590.0 million was terminated prior to its approaching scheduled maturity date of July 14, 2011, and the amounts outstanding under it were repaid with funds from the new credit facility. As of February 25, 2011, there was $273.0 million outstanding under the new credit facility. The new credit facility will be used for working capital, permitted acquisitions, the issuance of letters of credit and for other lawful corporate purposes.
     Borrowings under the Credit Agreement are at variable rates which are, at our option, tied to a Eurocurrency rate equal to LIBOR (London Interbank Offered Rate) plus an applicable rate or a base rate as defined in the agreement. Eurocurrency rate loans may be denominated in U.S. dollars or an alternative currency as defined in the agreement. Eurocurrency or LIBOR-based loans under the Credit Agreement typically have terms of one, two, three or six months and the interest rate for each such loan is subject to change if the loan is converted following the applicable maturity date. Base rate loans have interest rates that primarily fluctuate with changes in the prime rate. Interest rates are also subject to change based on our consolidated leverage ratio as defined in the agreement. Borrowing rates are higher under the Credit Agreement as compared to the prior terminated credit facility due to changes in market conditions since the prior facility was put in place in 2006. A 100 basis point increase in interest rates results in an annual interest expense of approximately $2.7 million, assuming $273 million in floating rate debt were outstanding for the full year.
     The Credit Agreement provides for facility fees that vary between 0.20% and 0.45% of the credit line, depending on our consolidated leverage ratio as calculated from time to time.
     The Credit Agreement contains covenants that may have the effect of limiting the ability of the Company and its subsidiaries to, among other things, merge with other entities where the Company is not the surviving entity, enter into a transaction resulting in a change in control, create certain new liens, incur certain additional indebtedness or sell a substantial part of its assets (exclusive of our currently pending sale of our general aviation piston engines businesses). The Credit Agreement also requires the Company to maintain certain consolidated leverage and interest coverage ratios.
     Events of default under the Credit Agreement include but are not limited to (i) a default in the payment of principal of the Notes or, following a period of 5 business days, of interest; (ii) a breach of the Company’s covenants or warranties under the Credit Agreement; (iii) any payment default or acceleration of indebtedness of the Company or any subsidiary if the total amount of such indebtedness unpaid or accelerated exceeds $50 million; (iv) events of bankruptcy, insolvency or liquidation involving the Company or its subsidiaries; (v) the occurrence of a final judgment in amount in excess of $50 million, net of insurance coverage, rendered against the Company, a subsidiary guarantor or any of the Company’s subsidiaries; and (vi) the failure to maintain funding standards in ERISA based plans and certain other liabilities related to ERISA based plans that result in a material adverse effect on the Company.
     The descriptions set forth above are qualified in their entirety by the Credit Agreement, a copy of which is filed as an exhibit to this report and is incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement
     As set forth above in Item 1.01, as part of our new credit facility, the Company’s prior Amended and Restated Credit Agreement dated as of July 14, 2006, as amended, for $590.0 million was terminated by the Company prior to its approaching scheduled maturity date of July 14, 2011, and the amounts outstanding under it were repaid with funds from the new credit facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth above in Item 1.01 is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit 10.1	Credit Agreement dated as of February 25, 2011, by and among Teledyne Technologies Incorporated, certain of its subsidiaries and the lenders named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEDYNE TECHNOLOGIES INCORPORATED
By:	/s/ Dale A. Schnittjer
Dale A. Schnittjer
Senior Vice President and Chief Financial Officer

Dated February 25, 2011

EXHIBIT INDEX
Description

Exhibit 10.1	Credit Agreement, dated as of February 22, 2011, by and among Teledyne Technologies Incorporated, certain of its subsidiaries and the lenders named therein.